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                       MANUFACTURING AND SUPPLY AGREEMENT


     THIS MANUFACTURING AND SUPPLY AGREEMENT (the "Agreement") is entered into as of May 1, 2000, by and among SurgX Corporation, a Delaware corporation having its principal office located at 1100 Auburn Street, Fremont, California 94538 ("Buyer"), and Cooper Electronic Technologies acting by and through Cooper Bussmann, Inc., a Delaware corporation having its principal office located at 114 Old State Road, Ellisville, MO 63021-5942 ("Cooper").

                                    RECITALS

     A. Buyer and McGraw-Edison Company entered into a certain Intellectual Property Rights License Agreement ("License Agreement") dated August 1997 and a Trademark License Agreement of even date ("Trademark Agreement"), which McGraw-Edison Company assigned to Cooper effective December 31, 1998, to which agreements, as amended and/or assigned, reference is hereby made (the defined terms in the License Agreement having the same meanings in this Agreement except as specifically set forth herein).

     B. Pursuant to the License Agreement, Cooper has been (i) purchasing from Buyer the Liquid Polymer Material (herein the "Material") compounded by Buyer and (ii) selling SurgX(R) transient voltage surge suppression products utilizing the Material for the electronic circuits industry.

     C. On April 6, 2000, Buyer and Cooper amended the License Agreement to permit Cooper to compound the Material (as well as to sell and distribute Licensed Products), and Buyer desires that Cooper undertake on an exclusive basis (except potentially as to Buyer) the manufacture of the Material for (i) Cooper's use in producing and selling Licensed Products and (ii) supplying quantities of the Material to Buyer sufficient for Buyer to meet its obligation to supply the same to Iriso Electronics Company, Ltd., a Japanese company ("Iriso"), as hereinafter set forth. In furtherance thereof, Buyer and Cooper have agreed to transfer the responsibility for, and location of, the manufacture of the Material from Buyer at its Fremont, California facility to Cooper at its Dublin, California facility (the "Facility").

     D. The transfer of production of the Material to Cooper's Dublin, California facility involves among other things the transfer to and use by Cooper of the testing and production equipment more specifically identified on
Schedule 5.1, attached hereto and made a part hereof, necessary for production of the Material (the "Equipment"), which Equipment the parties contemplate may be purchased by Cooper as more fully provided below.

                                  TERMS AGREED

     In consideration of the premises, and the promises and other valuable consideration hereinafter provided, the receipt and sufficiency of is acknowledged, the parties agree as follows:

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1.   SUPPLY. Cooper will supply to Buyer as its sole supplier the types and quantities of the Material required by Buyer to meet its sales requirements to Iriso as contemplated by Section 2.3 of the License Agreement, subject to the following terms.

     1.1. Material. The products covered by this Agreement are the Liquid Polymer Material, to be manufactured by Cooper, any improvements or modifications thereof and replacements therefor and any other products that Cooper and Buyer may add to this Agreement from time to time by mutual written agreement of the parties (the "Material").

     1.2. Manufacturing. Cooper will use best efforts to manufacture the Material that Buyer requires and orders from Cooper pursuant to the terms and conditions hereof in an amount to be determined weekly by Buyer upon two (2) weeks advance notice to Cooper, which amount shall be not less than 100 cc nor more than 500 cc per week of Material. The supply of quantities of Material in excess of 500 cc per week ("Excess Quantities") shall be at a price(s) and on such other terms and conditions as the parties may negotiate and set forth by signed addendum(a) hereto. Buyer may purchase Material from any alternate supplier during the term hereof if and to the extent (a) Cooper ceases to manufacture the Material, (b) if an event of Force Majeure (hereinafter defined) restricts or prevents adequate supply of the Material for more than forty-five
(45) days after Buyer gives Cooper notice of intent to seek alternate supply,
(c) the Material fails to meet the warranty set forth in Section 3 below under the circumstances described in Section 9.2(c), or (d) Buyer on its own undertakes to compound the Material.

     1.3. Labeling and Packaging. Cooper shall mark and label the Material packaging and any enclosed or related documentation as directed in writing by Buyer.

     1.4. Shipping and Payment Terms. Shipments of the Material made against Buyer's purchase orders shall be F.O.B. Iriso's designated facility, of which Buyer shall notify Cooper.

     1.5. Price. In exchange for and as a condition of continued supply of the Material as set forth herein, until the earliest to occur of (a) the expiration of the first 24 months of the term hereof (or earlier termination hereof), (b) Cooper's exercise of its option to purchase the Equipment provided in Section
4.2 hereof, or (c) termination (for whatever cause) of Buyer's supply of the Material to Iriso, Buyer will credit Cooper US$8,000 per month toward the purchase price of the Equipment agreed in Section 4 hereof (the "Equipment Credit"), but in no event will Buyer be liable to Cooper for any cash payment of the price of Material sold to Buyer hereunder during such period except as set forth in the following sentence. Thereafter, and at any time during the term with respect to Excess Quantities, the price for the Material, exclusive of sales and excise taxes, shall be as agreed by the Buyer and Cooper on a semi-annual basis at least ninety (90) days in advance of the relevant semi-annual period (payment to be as set forth in the Terms and Conditions of Sale attached).


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     1.6. Terms and Conditions of Sale. All sales of the Material to Buyer by
Cooper shall be subject to the provisions of this Agreement and the Terms and Conditions of Sale attached hereto and made a part hereof as Schedule 1.6. Any conflicting provisions of any purchase order of Buyer shall be null and void, unless specifically accepted in writing by a duly authorized corporate officer of Cooper. In case of conflict between the specific language of this Agreement and the Terms and Conditions of Sale, this Agreement shall control over the Terms and Conditions of Sale. Should Buyer fail to bind its customer to such terms and conditions in any sale, Buyer shall defend, indemnify and hold harmless Cooper from and against all claims, demands and liabilities (including without limitation reasonable attorneys' fees) as a result of or arising from Buyer's giving or allowing any different or greater warranty, express or implied, or other terms than those set forth in Buyer's Terms and Conditions of Sale

     1.7. Term. This Agreement shall be effective for a term commencing on the date first written above and continuing for twelve (12) months thereafter, which term shall be automatically extended for successive periods of twelve (12) months unless either Buyer or Cooper, not less than ninety (90) days prior to the next expiry date, gives notice of intent to terminate the Agreement, unless terminated otherwise in accordance with Section 9 hereof.

     1.8. Extension of Term. If Cooper determines it shall cease manufacture of the Material, Cooper shall give at least sixty (60) days' written notice of such intent to Buyer. If after the expiration of such notice period Buyer is required to continue to supply Iriso and has not obtained alternate supply of the Material meeting such requirement, Cooper shall continue to supply the Material to Buyer as set forth in this Agreement for up to 12 months, provided that Buyer shall assume and reimburse Cooper for 100% of the reasonable costs of production and delivery of the Material supplied to Buyer; and after such 1-year period expires Cooper may at its sole discretion and without further notice or obligation of supply to Buyer, cease production of the Material.

     1.9. Royalties. The provisions of the License Agreement notwithstanding, including without limitation Section 4.1 thereof, no royalties or similar fees shall be payable to Licensor in respect of the sales to Buyer under this Agreement, and such sales shall not enter into the calculation of Gross Profit recognized on the sale of Licensed Products during any relevant Royalty Year.

2. DESIGN. The design and formulation of the Material shall subject to change as provided in the License Agreement.

3.   LIMITED WARRANTY.

     3.1. THE FOLLOWING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. COOPER WARRANTS THAT THE MATERIAL SUPPLIED HEREUNDER IS MANUFACTURED IN SUBSTANTIALLY THE SAME MANNER AS MANUFACTURED BY BUYER AS WHEN MANUFACTURE WAS TRANSFERRED TO THE

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FACILITY, AND WHEN DELIVERED CONFORMS WITH THE SPECIFICATIONS APPLICABLE TO
THE MATERIAL AND IS FREE OF MATERIAL AND WORKMANSHIP DEFECTS, PROVIDED THAT NO WARRANTY IS MADE WITH RESPECT TO:

     (A) ANY MATERIAL OR PRODUCT UTILIZING SAME WHICH HAS BEEN REPAIRED OR ALTERED OUTSIDE OF THE FACILITY;

     (B) ANY MATERIAL OR PRODUCT UTILIZING SAME WHICH HAS BEEN SUBJECT TO NEGLIGENCE, ACCIDENT (INCLUDING SHIPPING DAMAGE) OR IMPROPER STORAGE;

     (C) ANY MATERIAL OR PRODUCT UTILIZING SAME WHICH HAS NOT BEEN INSTALLED, USED OR MAINTAINED IN ACCORDANCE WITH NORMAL PRACTICE AND IN CONFORMITY WITH RECOMMENDATIONS AND PUBLISHED SPECIFICATIONS OF COOPER; OR

     (D) ANY MATERIAL, DEVICE OR SYSTEM NOT MANUFACTURED BY COOPER WHICH HAS BEEN INSTALLED AND USED IN CONJUNCTION WITH THE MATERIAL OR PRODUCT UTILIZING SAME.

     3.2. The obligation of Cooper under this warranty is expressly limited to replacing any non-conforming Material at no charge to Buyer upon notice within a period of thirty (30) days from the date shipment of such Material is received. The failure by Buyer to notify Cooper in writing of non-conforming Material within the 30-day warranty notice period shall constitute an unqualified waiver of all warranty claims with respect to such Material.

4.   EQUIPMENT.

     4.1. Buyer licenses Cooper, and Cooper agrees, to maintain and operate at Cooper's expense the Equipment at the Facility for the purposes of supplying the Material to Buyer as agreed herein, as well as to develop and supply to Cooper and Cooper's customers Licensed Products utilizing the Material as contemplated by the License Agreement, subject to the following provision.

     4.2. At any time after the first anniversary of the effective date of this Agreement Cooper may exercise its option to (a) purchase the Equipment at its net book value as of May 1, 2000, less the Equipment Credit, (b) cease to manufacture the Material, (c) return the Equipment to Buyer, F.O.B. the Facility, in the condition received by Cooper, normal wear and tear excepted, or
(d) enter into a lease of the Equipment on terms mutually agreeable to the parties for a monthly rental equal to the charge for depreciation for the Equipment in such month applicable to such equipment under Buyer's accounting policies and practices (except to the extent otherwise required to comply with generally accepted accounting principles). However, the foregoing notwithstanding, upon the second anniversary of the effective date hereof, if this Agreement has not been subject to earlier termination, the purchase price shall be deemed equal to the Equipment Credit and all right, title and interest of

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Buyer in and to the Equipment shall pass to Cooper, AS IS, free and clear of any lien, security interest or adverse claim, without charge to Cooper.

     4.3. Clear Title. Buyer represents and warrants that as of the date hereof and through such date as ownership of the Equipment is transferred to Cooper (as provided in the foregoing Section 4.2), Buyer owns, and shall own, the Equipment free and clear of any lien, security interest, charge or adverse claim and is and will be empowered and authorized to deliver and sell to Cooper the Equipment as contemplated herein.

     4.4. Inspection. Buyer may inspect the Equipment at the Facility upon reasonable notice during Cooper's regular business hours at such location, provided that such inspection does not unreasonably interrupt the production of Material and Cooper shall not be responsible for any supply interruptions or delays caused thereby.

     4.5. Risk of Loss and Due Care. Cooper shall bear all risk and responsibility for any loss of or damage to the Equipment, whether caused by fire, theft, water or otherwise from the date of receipt of the Equipment at the Facility until the Equipment is returned to Buyer or purchased by Cooper. During such period Cooper will exercise due care in operating and maintaining the Equipment in a safe and secure area at the Facility and comply with all laws which might in any way affect Buyer's ownership of the Equipment, defending, indemnifying and holding harmless Buyer from and against (i) any loss of or damage to the Equipment, (ii) any levy, attachment, lien, or process involving the Equipment and (iii) any personal injury or property damage caused by Cooper's operation or maintenance of the Equipment at the Facility.

     4.6. Sale Documentation. At Cooper's request, Buyer shall execute and deliver to Cooper a Bill of Sale for the Equipment and such other and further actions and documents as may be necessary to effect the sale to Cooper of the Equipment provided for above.

5.   EXCLUSIVITY OF REMEDIES; LIMITATION OF LIABILITY.

     5.1. THE REMEDIES PROVIDED FOR IN THIS AGREEMENT SHALL CONSTITUTE THE SOLE RECOURSE OF BUYER AGAINST COOPER FOR BREACH OF ANY OF COOPER'S OBLIGATIONS UNDER THIS AGREEMENT, WHETHER THE CLAIM IS MADE IN TORT OR IN CONTRACT, INCLUDING CLAIMS BASED ON WARRANTY, NEGLIGENCE, STRICT LIABILITY, DECEIT, FRAUD, MISREPRESENTATION OR OTHERWISE.

     5.2. ANY PROVISION HEREOF TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL COOPER BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE), NOR FOR LOST PROFITS, NOR SHALL COOPER'S LIABILITY FOR ANY CLAIMS OR DAMAGE ARISING OUT OF OR CONNECTED WITH (A) THE MANUFACTURE, SALE, DELIVERY, USE, MAINTENANCE,

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REPAIR OR MODIFICATION OF THE MATERIAL IN EXCESS OF THE PURCHASE PRICE OR (B)
THE EQUIPMENT IN EXCESS OF THE THEN-CURRENT VALUE THEREOF AS DETERMINED IN ACCORDANCE WITH SECTION 4.2. THIS CLAUSE SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

6.   INDEMNITY FOR PERSONAL INJURY OR PROPERTY DAMAGE.

     6.1. Cooper shall defend, indemnify and hold harmless Buyer, its affiliate companies, and any of their employees, officers and directors from and against any loss, cost, damage or expense arising from any claims for personal injury or death, or damage to property, relating to the Material supplied or to be supplied to Buyer (i) in favor of Cooper, its employees, directors or officers, and (ii) in favor of any other persons or entities to the extent any such loss, cost, damage or expense is caused by the negligence of Cooper, its employees, officers or directors.

     6.2. Buyer shall indemnify and hold harmless Cooper, its affiliate companies, and any of their employees, officers and directors from and against any loss, cost, damage or expense arising from any claims for personal injury or death, or damage to property, relating to the Material supplied or to be supplied to Buyer except to the extent Cooper is responsible under Section 6.1 above.

     6.3. The indemnifying party under this Section 6 shall pay any settlements or judgments and any costs, damages and attorneys' fees finally awarded against the indemnified parties which are attributable to a claim which is covered by this Section 6; provided the foregoing obligation shall be subject to the indemnified party's notifying indemnifying party promptly in writing of the claim, giving it the exclusive control of the defense thereof and providing all reasonable assistance in connection therewith. The indemnified party may participate in the defense of any such action at its own expense. The indemnifying party shall have full control of any settlement or judgment that completely exonerates or releases the indemnified party. Any disposition that does not fully discharge or involves extraordinary relief affecting the indemnified party shall be subject to prior notice to and the consent of such party (which shall not be unreasonably withheld).

7.   INTELLECTUAL PROPERTY INDEMNITY.

     7.1. Subject to the provisions of Section 7.2, Buyer shall defend, indemnify and hold harmless Cooper from and against any claim, demand or liability that any Material sold under or by reason of this Agreement, including without limitation that the incorporation or combination by Buyer, Iriso, or any direct or indirect customer thereof, of such Material with other components or products, infringes a United States or foreign patent, trademark, copyright or other intellectual property right.

     7.2. Buyer will not be obligated to Cooper under this Agreement for any claims which are based upon (a) any modification of the Material by Cooper to which Buyer has not agreed; or (b) Buyer's compliance with Cooper's designs or instructions (except insofar as they conform to Buyer's designs or instructions).

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     7.3. The indemnifying party under this Section 7 shall pay any settlements or judgments and any costs, damages and attorneys' fees finally awarded against the indemnified parties which are attributable to a claim which is covered by this Section 7; provided the foregoing obligation shall be subject to the indemnified party's notifying indemnifying party promptly in writing of the claim, giving it the exclusive control of the defense thereof and providing all reasonable assistance in connection therewith. The indemnified party may participate in the defense of any such action at its own expense. The indemnifying party shall have full control of any settlement or judgment that completely exonerates or releases the indemnified party. Any disposition that does not fully discharge or involves extraordinary relief affecting the indemnified party shall be subject to prior notice to and the consent of such party (which shall not be unreasonably withheld).

8.   PROPRIETARY INFORMATION.

     8.1. During the course of the parties' relationship under this Agreement, each party may be given access to confidential or proprietary information of the other or in the other's possession. The parties hereto agree that such information shall constitute Confidential Information as defined in Section 12.1 of the License Agreement and shall be treated as set forth in Section 12.2 of such agreement (the references therein to the License Agreement being deemed to refer to this Agreement for purposes of this Section 8), subject to the following.

     8.2. Upon request of the Disclosing Party after termination of this Agreement, the Receiving Party shall return to the Disclosing Party the Disclosing Party's Confidential Information furnished to the Receiving Party and the Receiving Party shall destroy any documents and records containing, derived from or referring to such Confidential Information, provided, however, that after termination of this Agreement Cooper may retain in Cooper's custody or control, and use, any Technical Information (defined in the License Agreement) as permitted by the License Agreement.

9.   TERMINATION OF AGREEMENT.

     9.1. Subject to Section 9.2, either party may terminate this Agreement, with or without cause, by giving the other party sixty (60) days' written notice
(a) at any time should Cooper determine it shall cease manufacture of the Material (subject to Section 1.8 hereof), or (b) otherwise after the first anniversary of the effective date hereof.

     9.2. Either party may terminate this Agreement forthwith by written notice to the other if:

          (a) the other party suspends or discontinues its business operations or makes an assignment for the benefit of its creditors or commences voluntary proceedings for liquidation and bankruptcy;

          (b) involuntary bankruptcy proceedings are commenced against the other party;

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          (c) the other party fails to comply with any of the material provisions of this Agreement on its part to be performed and such failure continues for a period of ten (10) days after written notice, unless the remedy for such failure reasonably requires more than ten (10) days and the party failing to comply is diligently pursuing a proper cure for such claimed failure and does complete such cure within a reasonable period of time; or

          (d) Buyer resumes manufacturing the Material in quantities sufficient to meet the requirements of Iriso.

     9.3. Termination of the License Agreement shall simultaneously effect a termination of this Agreement, unless the License Agreement is terminated pursuant to Section 14.4 thereof.

10.   DISPUTE RESOLUTION.

     10.1. Settlement Attempt. Any claim or dispute arising in connection with this Agreement (a "Claim") shall be submitted promptly to the parties' chief operating officers, whose designees shall meet within thirty (30) days of such submission to seek in good faith an amicable settlement. In seeking an amicable settlement, they may consult with a neutral third party mediator if both agree in writing.

     10.2. Binding Arbitration. Any Claim which is not settled by the parties within 60 days of notice thereof first being given by either party to the other shall be finally settled by arbitration to be held in the city where Buyer has its main offices, or such other place as the parties may agree, in accordance with the Commercial Arbitration Rules and the Guidelines for Expediting Larger Complex Commercial Arbitrations of the American Arbitration Association. There shall be three arbitrators, all of whom shall conduct themselves as neutrals, and whose chairman shall be an attorney experienced in arbitrating large commercial disputes. Each party shall appoint one arbitrator, and the two arbitrators shall appoint the third. Judgment upon any award rendered by the arbitrators shall be binding on the parties and enforceable in any court of competent jurisdiction. The award rendered shall not include punitive damages but shall state its reasoning. Any party may request a court to provide interim relief without waiving the agreement to arbitrate. The expenses of arbitration shall be shared equally by the parties (unless otherwise determined by the arbitrators); provided, however, that each party shall pay for and bear the cost of its own experts, evidence and legal counsel.

11.  MISCELLANEOUS.

     11.1. Notices. Any notices required or permitted under this Agreement shall be sent to the respective addresses of the parties shown herein. These addresses for notice may be changed by notice as provided herein. Notices shall be deemed received as follows: in the case of notices sent by certified mail, return receipt requested, upon receipt or five (5) days after mailing, whichever occurs sooner; in the case of commercial courier service, three days following the date notice is sent, Saturdays, Sundays, and holidays excepted; in the case of facsimile transmission, immediately upon

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the sending party's receipt of confirmation of transmission; and in the case of hand delivery, upon delivery.

     11.2. Assignability. This Agreement is not assignable or transferable to any third party without the mutual written consent of Buyer and Cooper; provided, however, that Cooper shall have the right, without the consent of Buyer, to assign Cooper's rights and obligations under this Agreement to a parent, subsidiary or affiliated entity, or to a successor entity by reason of merger, consolidation, reorganization or operation of law, or to a successor to whom Cooper has sold or otherwise transferred the business related to the Material.

     11.3. Relationship. Nothing herein contained shall be construed to place Buyer and Cooper in the relationship of partners or joint venturers or principal and agent or create any entity or association, and neither party shall have the power to obligate or bind the other in any manner whatsoever.

     11.4. Force Majeure. Neither Cooper nor Buyer shall be liable for any failure to perform its obligations under this Agreement resulting directly or indirectly from causes beyond either party's control, including but not limited to acts of God or of the public enemy, acts or any order of a government, fires, floods, or other natural disaster, embargoes, accidents, explosions, strikes or other labor disturbances, shortages of fuel, power or raw materials, incidents of war, or other events causing the inability of Cooper or Buyer, acting in good faith with due diligence, to perform it obligations under this Agreement ("Force Majeure"). Written notification of an occurrence of Force Majeure shall be sent to the other party within five (5) days of the event.

     11.5. Entire Agreement; Conflicts. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and no modification of this Agreement shall be effective unless it is in writing and is signed by a duly authorized representative of each party. There are no understandings, representations or warranties except as herein expressly set forth. This Agreement supersedes any and all previous agreements between the parties with respect to the subject matter hereof, whether written or oral.

     11.6. Failure to Enforce. The failure or delay of a party hereto to enforce any of its rights under this Agreement shall not be deemed to be a continuing waiver or modification by such party of any of its rights under this Agreement, and a party may, within the time provided by the applicable law, commence appropriate legal proceedings to enforce any or all of its rights under this Agreement. Any failure to enforce or delay in enforcement shall not constitute a defense.

     11.7. Enforceability. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provision shall not be affected by such holdings.

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     11.8. Governing Law. This Agreement shall be construed, interpreted and applied in accordance with and governed by the laws of the State of Missouri (excluding any conflicts of law principles that would cause the application of the law of another jurisdiction).

     IN WITNESS WHEREOF, Cooper and Buyer have caused this Agreement to be duly executed in duplicate as of the date first hereinabove written.

Cooper Bussmann, Inc.                     SurgX Corporation

By:    /s/ Thomas Nagy                       By:    /s/ Mitchel Underseth
       -------------------------                    ------------------------
Name:  Thomas Nagy                           Name:  Mitchel Underseth
       -------------------------                    ------------------------
Title: SurgX Operations Mgs.                 Title: CFO
       -------------------------                    ------------------------






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